Exhibit 99.1

Updates Fiscal 2022 EPS Guidance driven by Strong Core Beer Business Results and Ongoing Share Repurchase Activity

	Net Sales	Operating Income	Earnings Before Interest & Taxes (EBIT)	Diluted Net Income (Loss) Per Share Attributable to CBI (EPS)	Diluted EPS Excluding Canopy
Second Quarter Fiscal Year 2022 Financial Highlights (1) | In millions, except per share data
Reported	$2,371	$739	NA	$0.01	NA
% Change	5%	(12%)	NA	(100%)	NA
Comparable	$2,371	$730	$699	$2.38	$2.52
% Change	5%	(8%)	(8%)	(14%)	(13%)
(1) Definitions of reported, comparable, and organic, as well as reconciliations of non-GAAP financial measures, are contained elsewhere in this news release. NA=Not Applicable
HIGHLIGHTS
•Generates reported basis EPS of $0.01 and comparable basis EPS of $2.38, including Canopy equity losses of $0.13; excluding Canopy equity losses, achieved comparable basis EPS of $2.52
•Beer Business delivers double-digit net sales growth driven by the continued strength of Modelo Especial and Corona Extra
•Wine and Spirits Business delivers strong, organic net sales growth driven by solid performance from The Prisoner Brand Family, Kim Crawford, and Meiomi
•Generates $1.5 billion of operating cash flow, an increase of 6%, and $1.2 billion of free cash flow
•Fully redeems outstanding 2.70% Senior Notes and 2.65% Senior Notes due in 2022

•Updates fiscal 2022 reported basis EPS outlook to $0.30 - $0.60; increases comparable basis EPS outlook to $10.15 - $10.45; guidance includes shares repurchased through September only
•Affirms fiscal 2022 operating cash flow target of $2.4 - $2.6 billion and free cash flow projection of $1.4 - $1.5 billion
•Repurchases 6.2 million shares of common stock for $1.4 billion through September of fiscal 2022
•Declares quarterly cash dividend of $0.76 per share of Class A Common Stock and $0.69 per share of Class B Common Stock

"The strong performance of our core Beer Business, driven by robust consumer demand for our iconic brands, gives us confidence to increase our guidance for the year."	"We executed a significant number of share repurchases during the second quarter as we believe our stock is undervalued at current levels. This represents progress toward achieving our goal of returning $5 billion in value to shareholders through dividends and share repurchases."

Bill Newlands	Garth Hankinson
President and Chief Executive Officer	Chief Financial Officer

Constellation Brands, Inc. Q2 FY2022 Earnings Release	#WORTHREACHINGFOR I 1

beer
	Shipment Volume	Depletion Volume	Net Sales	Operating Income
Three Months Ended | In millions; branded product, 24-pack, 12-ounce case equivalents
August 31, 2021	101.0		$1,861.3	$693.0
August 31, 2020	90.4		$1,635.9	$695.7
% Change	11.7%	7.3%	14%	—%
HIGHLIGHTS
•Constellation’s Beer Business posted depletion volume growth over 7%, driven by the continued strength of Modelo Especial and Corona Extra. Depletion volume selling days were flat year-over-year.
•In IRI channels, Constellation's Beer Business significantly outpaced the total beer category and the high-end segment and was the #1 dollar share gainer, adding 1.3 market share points during the quarter.
•Modelo Especial achieved 16% depletion volume growth and continued to be the #1 brand in the high-end and #1 brand share gainer in the entire U.S. beer category in IRI dollar sales.
•Corona Extra reported depletion volume growth of nearly 5% and remained the #2 import share gainer and #3 brand in the high-end in IRI channels.
•Operating margin decreased 530 basis points to 37.2%, as benefits from favorable pricing, mix, and foreign currency were more than offset by increased COGS, marketing investments, and SG&A. The increase in COGS was largely driven by an increase in obsolescence of $66 million relating to excess inventory of hard seltzers, resulting from a slowdown in the overall category in the U.S.
•Wholesaler depletions continued to outpace cases shipped during the quarter resulting in lower than normal distributor inventories at the end of the second quarter of fiscal 2022. Product inventories are expected to return to more normal levels by the end of the fiscal year as shipment volume is expected to exceed depletion volume in the second-half of the fiscal year.
•The Beer Business now expects 9 - 11% net sales growth and 4 - 6% operating income growth for fiscal 2022 reflecting the strong performance of the core beer portfolio.

wine and spirits
	Shipment Volume	Organic Shipment Volume (1)	Depletion Volume (1)	Net Sales (2)	Organic Net Sales (1)	Operating Income (2)
Three Months Ended | In millions; branded product, 9-liter case equivalents
August 31, 2021	7.4	7.4		$509.8	$509.8	$100.2
August 31, 2020	11.6	7.0		$624.5	$443.1	$161.5
% Change	(36.2%)	5.7%	(2.3%)	(18%)	15%	(38%)
(2) Three months ended August 31, 2020, includes $181.4 million of net sales and $66.7 million of gross profit less marketing that are no longer part of the wine and spirits segment results.
HIGHLIGHTS
•The Prisoner Brand Family, Kim Crawford, and Meiomi continued to outpace their respective price segments while gaining share in IRI channels despite the challenging overlap from last year's pandemic-related consumer pantry loading behavior.
•Consumer-led, margin accretive, innovation initiatives continue to contribute to net sales growth driven by Meiomi cabernet sauvignon, Kim Crawford Illuminate, and The Prisoner cabernet sauvignon and chardonnay, which were all among the top 10 innovations across the high-end of the U.S. wine segment in IRI channels.
•Wine and Spirits eCommerce sales, including direct-to-consumer, have increased 3 to 4 times versus 2019 levels while the company's fine wine share has expanded, driven by robust growth of The Prisoner on Instacart and Robert Mondavi on Wine.com within the last year.
•The innovation pipeline is primed with impactful product launches for the third quarter of fiscal 2022 including Woodbridge Wine Seltzers, Woodbridge Sparkling Infusions, and Woodbridge 3 liter box wine in chardonnay, cabernet sauvignon, pinot grigio, and pinot noir varietals, as well as significant expansion of SVEDKA ready-to-drink cocktails in additional markets across the U.S.

•Operating margin decreased 620 basis points to 19.7% as mix benefits from the existing portfolio and divestitures combined with favorable price, were more than offset by increased marketing and SG&A spend, increased COGS, and margin dilutive smoke tainted bulk wine sales.
•The Wine and Spirits Business continues to expect fiscal 2022 reported net sales and operating income decline of 22 - 24% and 23 - 25%, respectively; organic net sales growth of 2 - 4%.

Constellation Brands, Inc. Q2 FY2022 Earnings Release	#WORTHREACHINGFOR I 2

outlook
The table sets forth management's current EPS expectations for fiscal 2022 compared to fiscal 2021 actual results, both on a reported basis, a comparable basis, and a comparable basis excluding Canopy equity earnings (losses) and related activities.
	Reported Basis		Comparable Basis
	FY22 Estimate	FY21 Actual	FY22 Estimate (Excl. Canopy)	FY21 Actual	FY21 Actual (Excl. Canopy)
Fiscal Year Ending February 28	$0.30 - $0.60	$10.23	$10.15 - $10.45	$9.97	$10.44
Fiscal 2022 Guidance Assumptions:
● Beer: net sales growth 9 - 11%; operating income growth 4 - 6%
● Wine and Spirits: net sales decline 22 - 24% and operating income decline 23 - 25%; organic net sales growth 2 - 4%
● Interest expense: $355 - $365 million
● Tax rate: reported approximately 83%; comparable excluding Canopy equity earnings impact approximately 20%
● Weighted average diluted shares outstanding: approximately 192 million; assumes approximately $1.4 billion of share repurchases

● Operating cash flow: $2.4 - $2.6 billion
● Capital expenditures: $1.0 - $1.1 billion, including approximately $900 million targeted for Mexico beer operations expansion activities
● Free cash flow: $1.4 - $1.5 billion

The reported basis EPS guidance includes the fiscal 2022 year to date Canopy equity earnings and related activities impact. Our guidance does not reflect future changes in the fair value of the company’s investment in Canopy’s warrants and convertible debt securities. Additionally, the company continues to evaluate the future potential equity earnings impact from the Canopy equity method investment and related activities and, as such, these items have been excluded from the target assumptions noted above.

BEER BUSINESS CAPITAL EXPANSION INITIATIVES
The company has developed plans to invest in the next increment of capacity in Mexico that will provide the long-term flexibility needed to support the expected future growth of the core, high-end Mexican beer portfolio. Annual capex spend for the Beer Business is expected to be in the $700 million to $900 million range to support 15 million hectoliters of capacity expansion during the fiscal 2023 - fiscal 2025 timeframe. Given the current state of activities in Mexicali, Constellation determined that it will be unable to use or repurpose certain assets at the facility. As a result, a $666 million impairment was recorded for the first quarter of fiscal 2022, which is included above in the fiscal 2022 reported basis EPS guidance. The company will continue to work with government officials in Mexico to pursue various forms of recovery for capitalized costs and additional expenses incurred in establishing the brewery.

WINE & SPIRITS FISCAL 2021 DIVESTITURES
In January 2021, the company sold a portion of the Wine and Spirits Business to E. & J. Gallo Winery (“Gallo”) and in a separate, but related, transaction sold the Nobilo Wine brand to Gallo, collectively (the “Wine and Spirits Divestitures"). Additionally, in January 2021, the company sold the Paul Masson Grande Amber Brandy brand to Sazerac (the "Paul Masson Divestiture"), while in December 2020, the company sold the concentrate business to Vie-Del (the "Concentrate Business Divestiture").

The following table presents selected financial information included in our historical consolidated financial statements that are no longer part of our consolidated results following the transactions described above:

	FY21 Q1	FY21 Q2	FY21 Q3	FY21 Q4
(in millions)
Shipment volume (9-liter case equivalents)	4.5	4.6	5.3	1.6
Net sales	$187	$181	$210	$64
CAM (gross profit less marketing)	$77	$67	$74	$21

canopy Constellation’s share of Canopy’s equity earnings (losses) and related activities were as follows:
	Reported Basis	Comparable Basis
Three Months Ended I In millions
August 31, 2021	$120.5	$(29.9)
August 31, 2020	$(31.0)	$(34.1)

Constellation has recognized a $224 million unrealized net loss in reported basis results since the initial Canopy investment in November 2017; a $590 million decrease in the fair value of our Canopy investment was recognized for second quarter of fiscal 2022.

Constellation Brands, Inc. Q2 FY2022 Earnings Release	#WORTHREACHINGFOR I 3

QUARTERLY DIVIDEND
On October 5, 2021, Constellation’s board of directors declared a quarterly cash dividend of $0.76 per share of Class A Common Stock and $0.69 per share of Class B Common Stock, payable on November 19, 2021, to stockholders of record as of the close of business on November 5, 2021.
† A copy of this news release, including the attachments and other financial information that may be discussed during the call, will be available on our website cbrands.com under “Investors/Reporting” prior to the call.

AWARDS and BRAND NEWS
Shanken News recognized eight of our premium, consumer-loved brands with IMPACT Blue Chip Awards, given to the industry’s best long-term performers: SVEDKA, Woodbridge, Kim Crawford, Meiomi, Ruffino, Modelo Especial, Pacifico, and Modelo Negra.

Modelo, the brand brewed for those with The Fighting Spirit, and UFC, the world’s premier mixed martial arts organization, recently announced a new initiative with leading nonprofit Rebuilding Together to revitalize training gyms across the country and positively impact the local communities they touch.
Learn more here.

ABOUT CONSTELLATION BRANDS

At Constellation Brands (NYSE: STZ and STZ.B), our mission is to build brands that people love because we believe sharing a toast, unwinding after a day, celebrating milestones, and helping people connect, are Worth Reaching For. It’s worth our dedication, hard work, and the bold calculated risks we take to deliver more for our consumers, trade partners, shareholders, and communities in which we live and work. It’s what has made us one of the fastest-growing large CPG companies in the U.S. at retail, and it drives our pursuit to deliver what’s next.

Today, we are a leading international producer and marketer of beer, wine, and spirits with operations in the U.S., Mexico, New Zealand, and Italy. Every day, people reach for our high-end, iconic imported beer brands such as Corona Extra, Corona Light, Corona Premier, Modelo Especial, Modelo Negra, and Pacifico, and our high-quality premium wine and spirits brands, including the Robert Mondavi Brand Family, Kim Crawford, Meiomi, The Prisoner Brand Family, SVEDKA Vodka, Casa Noble Tequila, and High West Whiskey.

But we won’t stop here. Our visionary leadership team and passionate employees from barrel room to boardroom are reaching for the next level, to explore the boundaries of the beverage alcohol industry and beyond. Join us in discovering what’s Worth Reaching For.

To learn more, follow us on Twitter @cbrands and visit www.cbrands.com.

MEDIA CONTACTS			INVESTOR RELATIONS CONTACTS
Mike McGrew	773-251-4934	michael.mcgrew@cbrands.com	Patty Yahn-Urlaub	585-678-7483	patty.yahn-urlaub@cbrands.com
Amy Martin	585-678-7141	amy.martin@cbrands.com	Marisa Pepelea	312-741-2316	marisa.pepelea@cbrands.com

Constellation Brands, Inc. Q2 FY2022 Earnings Release	#WORTHREACHINGFOR I 4

SUPPLEMENTAL INFORMATION
Reported basis (“reported”) are amounts as reported under generally accepted accounting principles. Comparable basis (“comparable”) are amounts which exclude items that affect comparability (“comparable adjustments”), as they are not reflective of core operations of the segments. The company’s measure of segment profitability excludes comparable adjustments, which is consistent with the measure used by management to evaluate results. The company discusses various non-GAAP measures in this news release. Financial statements, as well as supplemental schedules and tables reconciling non-GAAP measures, together with definitions of these measures and the reasons management uses these measures, are included in this news release.

FORWARD-LOOKING STATEMENTS
The statements made under the heading Outlook and all statements other than statements of historical fact set forth in this news release regarding Constellation Brands’ business strategy, future operations and business, future financial position, expected effective tax rates and anticipated tax liabilities, estimated revenues, projected costs and expenses, expected net sales and operating income, estimated diluted EPS, expected capital expenditures, expected operating cash flow and free cash flow, future payments of dividends, amount, manner and timing of share repurchases under the share repurchase authorization, and prospects, plans and objectives of management, as well as information concerning expected actions of third parties, are forward-looking statements (collectively, the “Projections”) that involve risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by the Projections.
During the current quarter, Constellation Brands may reiterate the Projections. Prior to the start of the company’s quiet period, which will begin at the close of business on November 30, 2021, the public can continue to rely on the Projections as still being Constellation Brands’ current expectations on the matters covered, unless the company publishes a notice stating otherwise. During Constellation Brands’ “quiet period,” the Projections should not be considered to constitute the company’s expectations and should be considered historical, speaking as of prior to the quiet period only and not subject to update by the company.
The Projections are based on management’s current expectations and, unless otherwise noted, do not take into account the impact of any future acquisition, investment, merger, or any other business combination, divestiture, restructuring, or other strategic business realignments, financing or share repurchase that may be completed after the date of this release, or any incremental contingent consideration payment paid or any specific amount of incremental contingent consideration payment received, if any, in association with the Wine and Spirits Divestitures. The Projections should not be construed in any manner as a guarantee that such results will in fact occur. The actual impact of COVID-19 and its associated operating environment may be materially different than management’s expectations.
In addition to the risks and uncertainties of ordinary business operations, the Projections of the company contained in this news release are subject to a number of risks and uncertainties, including:
•duration and impact of the COVID-19 pandemic, including but not limited to the impact and severity of new variants, the efficacy of the vaccine rollout, the closure of non-essential businesses, which may include our manufacturing facilities, and other associated governmental containment actions, and the increase in cyber-security attacks that have occurred while non-production employees work remotely;
•production or shipment difficulties could adversely affect our ability to supply our customers;
•the actual impact to supply, production levels, and costs due to wildfires and severe weather events may vary from our current expectations due to, among other reasons, the actual severity and geographical reach of wildfires and severe weather events;
•impact of the Wine and Spirits Divestitures, the Concentrate Business Divestiture, and the Paul Masson Divestiture, and amount and timing of cost reductions, if any, may vary from management’s current expectations;
•amount of contingent consideration, if any, that may be received in the Wine and Spirits Divestitures will depend on actual brand performance;
•beer operations expansion and construction activities, scope, costs, and timing associated with these activities, and amount of impairment from non-recoverable brewery construction assets in Mexico may vary from management’s current estimates due to market conditions, our cash and debt position, receipt of regulatory approvals on the expected dates and terms, results of discussions with government officials in Mexico, actual amount of non-recoverable brewery construction assets, and other factors determined by management;
•accuracy of supply projections, including those relating to wine and spirits operating activities, beer operations expansion activities, product inventory levels, glass sourcing, and raw materials and water supply expectations;
•operating cash flow, free cash flow, effective tax rate, and capital expenditures to support long-term growth may vary from management’s current estimates;
•accuracy of projections associated with market opportunities and previously announced acquisitions, investments, and divestitures;
•accuracy of projections relating to the Canopy investment may vary from management’s current expectations;
•exact duration of the share repurchase implementation and the amount, timing, and source of funds for any share repurchases;
•amount and timing of future dividends are subject to the determination and discretion of the board of directors and may differ from current expectations if our ability to use cash flow to fund dividends is affected by unanticipated increases in total net debt, we are unable to generate cash flow at anticipated levels, or we fail to generate expected earnings;
•raw material and water supply, production, or shipment difficulties could adversely affect our ability to supply our customers;
•general economic, geo-political, domestic, international and regulatory conditions, instability in world financial markets, inflation, health epidemics or pandemics, quarantines or curfews, unanticipated environmental liabilities and costs, or enhanced competitive activities;
•changes to international trade agreements and tariffs, accounting standards, elections or assertions, tax laws or other governmental rules and regulations, and other factors which could impact the company’s reported financial position, results of operations, effective tax rate, or accuracy of any associated Projections;
•changes in interest rates and the inherent unpredictability of currency fluctuations, commodity prices, and raw materials; and
•other factors and uncertainties disclosed in the company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended February 28, 2021, which could cause actual future performance to differ from current expectations.

Constellation Brands, Inc. Q2 FY2022 Earnings Release	#WORTHREACHINGFOR I 5

CONSTELLATION BRANDS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions)
(unaudited)

	August 31, 2021	February 28, 2021
ASSETS
Current assets:
Cash and cash equivalents	$103.4	$460.6
Accounts receivable	972.8	785.3
Inventories	1,339.0	1,291.1
Prepaid expenses and other	528.5	507.5
Total current assets	2,943.7	3,044.5
Property, plant, and equipment	5,505.4	5,821.6
Goodwill	7,798.9	7,793.5
Intangible assets	2,729.7	2,732.1
Equity method investments	2,819.0	2,788.4
Securities measured at fair value	488.6	1,818.1
Deferred income taxes	2,448.0	2,492.5
Other assets	607.0	614.1
Total assets	$25,340.3	$27,104.8

LIABILITIES AND STOCKHOLDER’S EQUITY
Current liabilities:
Short-term borrowings	$486.0	$—
Current maturities of long-term debt	5.8	29.2
Accounts payable	840.4	460.0
Other accrued expenses and liabilities	854.9	779.9
Total current liabilities	2,187.1	1,269.1
Long-term debt, less current maturities	10,081.7	10,413.1
Deferred income taxes and other liabilities	1,546.9	1,493.5
Total liabilities	13,815.7	13,175.7
CBI stockholders’ equity	11,192.7	13,598.9
Noncontrolling interests	331.9	330.2
Total stockholders’ equity	11,524.6	13,929.1
Total liabilities and stockholders’ equity	$25,340.3	$27,104.8

Constellation Brands, Inc. Q2 FY2022 Earnings Release	#WORTHREACHINGFOR I 6

CONSTELLATION BRANDS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions, except per share data)
(unaudited)

	Three Months Ended		Six Months Ended
	August 31, 2021	August 31, 2020	August 31, 2021	August 31, 2020
Sales	$2,565.0	$2,459.7	$4,753.3	$4,591.4
Excise taxes	(193.9)	(199.3)	(355.7)	(367.6)
Net sales	2,371.1	2,260.4	4,397.6	4,223.8
Cost of product sold	(1,141.4)	(1,044.6)	(2,048.6)	(2,019.7)
Gross profit	1,229.7	1,215.8	2,349.0	2,204.1
Selling, general, and administrative expenses	(490.5)	(399.1)	(868.8)	(752.4)
Impairment of brewery construction in progress	—	—	(665.9)	—
Impairment of assets held for sale	—	22.0	—	(3.0)
Operating income (loss)	739.2	838.7	814.3	1,448.7
Income (loss) from unconsolidated investments	(470.8)	(80.7)	(1,370.0)	(651.9)
Interest expense	(95.8)	(100.2)	(182.5)	(200.2)
Loss on extinguishment of debt	(29.4)	(0.6)	(29.4)	(7.6)
Income (loss) before income taxes	143.2	657.2	(767.6)	589.0
(Provision for) benefit from income taxes	(131.3)	(135.4)	(117.8)	(239.8)
Net income (loss)	11.9	521.8	(885.4)	349.2
Net income (loss) attributable to noncontrolling interests	(10.4)	(9.7)	(21.2)	(15.0)
Net income (loss) attributable to CBI	$1.5	$512.1	$(906.6)	$334.2

Net income (loss) per common share attributable to CBI:
Basic – Class A Common Stock	$0.01	$2.68	$(4.77)	$1.74
Basic – Class B Convertible Common Stock	$0.01	$2.43	$(4.34)	$1.58

Diluted – Class A Common Stock	$0.01	$2.62	$(4.77)	$1.71
Diluted – Class B Convertible Common Stock	$0.01	$2.42	$(4.34)	$1.58

Weighted average common shares outstanding:
Basic – Class A Common Stock	167.447	170.078	169.025	169.841
Basic – Class B Convertible Common Stock	23.222	23.284	23.234	23.289

Diluted – Class A Common Stock	192.530	195.142	169.025	194.962
Diluted – Class B Convertible Common Stock	23.222	23.284	23.234	23.289

Cash dividends declared per common share:
Class A Common Stock	$0.76	$0.75	$1.52	$1.50
Class B Convertible Common Stock	$0.69	$0.68	$1.38	$1.36

Constellation Brands, Inc. Q2 FY2022 Earnings Release	#WORTHREACHINGFOR I 7

CONSTELLATION BRANDS, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS (in millions) (unaudited)
	Six Months Ended
	August 31, 2021	August 31, 2020
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$(885.4)	$349.2
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Unrealized net (gain) loss on securities measured at fair value	1,335.1	244.9
Deferred tax provision (benefit)	(19.2)	196.1
Depreciation	162.3	142.7
Stock-based compensation	36.0	34.0
Equity in (earnings) losses of equity method investees and related activities, net of distributed earnings	35.3	408.1
Noncash lease expense	40.1	41.3
Amortization of debt issuance costs and loss on extinguishment of debt	35.1	13.7
Impairment of brewery construction in progress	665.9	—
Impairment of assets held for sale	—	3.0
Loss on inventory and related contracts associated with business optimization	—	25.1
Loss on settlement of treasury lock contracts	—	(29.3)
Change in operating assets and liabilities, net of effects from purchase and sale of business:
Accounts receivable	(187.8)	(56.1)
Inventories	(49.3)	73.0
Prepaid expenses and other current assets	10.1	51.3
Accounts payable	245.9	116.7
Deferred revenue	144.6	21.8
Other accrued expenses and liabilities	(3.8)	(141.3)
Other	(39.0)	(49.3)
Total adjustments	2,411.3	1,095.7
Net cash provided by (used in) operating activities	1,525.9	1,444.9
CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property, plant, and equipment	(353.4)	(277.8)
Purchases of businesses, net of cash acquired	—	(19.9)
Investments in equity method investees and securities	(28.6)	(217.4)
Proceeds from sales of assets	1.3	18.1
Proceeds from sale of business	4.6	41.1
Other investing activities	(1.0)	0.6
Net cash provided by (used in) investing activities	(377.1)	(455.3)

Constellation Brands, Inc. Q2 FY2022 Earnings Release	#WORTHREACHINGFOR I 8

CONSTELLATION BRANDS, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS (in millions) (unaudited)
	Six Months Ended
	August 31, 2021	August 31, 2020
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of long-term debt	1,001.9	1,194.6
Principal payments of long-term debt	(1,357.1)	(1,536.4)
Net proceeds from (repayments of) short-term borrowings	486.0	(238.9)
Dividends paid	(289.3)	(287.6)
Purchases of treasury stock	(1,305.0)	—
Proceeds from shares issued under equity compensation plans	22.9	32.0
Payments of minimum tax withholdings on stock-based payment awards	(9.8)	(7.6)
Payments of debt issuance, debt extinguishment, and other financing costs	(34.8)	(18.2)
Distributions to noncontrolling interests	(21.2)	(10.0)
Net cash provided by (used in) financing activities	(1,506.4)	(872.1)

Effect of exchange rate changes on cash and cash equivalents	0.4	5.7

Net increase (decrease) in cash and cash equivalents	(357.2)	123.2
Cash and cash equivalents, beginning of period	460.6	81.4
Cash and cash equivalents, end of period	$103.4	$204.6

Constellation Brands, Inc. Q2 FY2022 Earnings Release	#WORTHREACHINGFOR I 9

CONSTELLATION BRANDS, INC. AND SUBSIDIARIES
RECONCILIATION OF REPORTED AND ORGANIC NET SALES
(in millions)
(unaudited)

For periods of acquisition, we define organic net sales as current period reported net sales less net sales of products of acquired businesses reported for the current period, as appropriate. For periods of divestiture, we define organic net sales as prior period reported net sales less net sales of products of divested businesses reported for the prior period, as appropriate. We provide organic net sales because we use this information in monitoring and evaluating the underlying business trends of our core operations. In addition, we believe this information provides investors valuable insight on underlying business trends and results in order to evaluate year-over-year financial performance.
The divestitures impacting our results for the periods June 1, 2020, through August 31, 2020, and March 1, 2020, through August 31, 2020, below consist of the Concentrate Business Divestiture (sold December 29, 2020), the Wine and Spirits Divestitures (sold January 5, 2021), and the Paul Masson Divestiture (sold January 12, 2021).

	Three Months Ended			Six Months Ended
	August 31, 2021	August 31, 2020	Percent Change	August 31, 2021	August 31, 2020	Percent Change
Consolidated net sales	$2,371.1	$2,260.4	5%	$4,397.6	$4,223.8	4%
Less: divestitures	—	(181.4)		—	(368.2)
Consolidated organic net sales	$2,371.1	$2,079.0	14%	$4,397.6	$3,855.6	14%

Beer net sales	$1,861.3	$1,635.9	14%	$3,433.3	$3,020.0	14%

Wine and Spirits net sales	$509.8	$624.5	(18%)	$964.3	$1,203.8	(20%)
Less: divestitures	—	(181.4)		—	(368.2)
Wine and Spirits organic net sales	$509.8	$443.1	15%	$964.3	$835.6	15%

Constellation Brands, Inc. Q2 FY2022 Earnings Release	#WORTHREACHINGFOR I 10

CONSTELLATION BRANDS, INC. AND SUBSIDIARIES
SUPPLEMENTAL SHIPMENT AND DEPLETION INFORMATION
(unaudited)

	Three Months Ended			Six Months Ended
	August 31, 2021	August 31, 2020	Percent Change	August 31, 2021	August 31, 2020	Percent Change
Beer
(in millions, branded product, 24-pack, 12-ounce case equivalents)
Shipment volume	101.0	90.4	11.7%	185.8	166.6	11.5%

Depletion volume (1)			7.3%			8.8%

Wine and Spirits
(in millions, branded product, 9-liter case equivalents)
Shipment volume	7.4	11.6	(36.2%)	14.1	22.4	(37.1%)
Organic shipment volume (2)	7.4	7.0	5.7%	14.1	13.3	6.0%
U.S. Domestic shipment volume	6.3	10.7	(41.1%)	12.3	20.6	(40.3%)
U.S. Domestic organic shipment volume (2)	6.3	6.3	—%	12.3	11.7	5.1%

Depletion volume (1) (2)			(2.3%)			(4.8%)

(1)	Depletions represent U.S. domestic distributor shipments of our respective branded products to retail customers, based on third-party data.
(2)
Includes adjustments to remove shipment and depletion volume associated with the Wine and Spirits Divestitures and the Paul Masson Divestiture for the periods June 1, 2020, through August 31, 2020, and March 1, 2020, through August 31, 2020, for the three months and six months ended August 31, 2020, respectively.

Constellation Brands, Inc. Q2 FY2022 Earnings Release	#WORTHREACHINGFOR I 11

CONSTELLATION BRANDS, INC. AND SUBSIDIARIES
SUMMARIZED SEGMENT AND INCOME (LOSS) FROM UNCONSOLIDATED INVESTMENTS INFORMATION
(in millions)
(unaudited)

	Three Months Ended			Six Months Ended
	August 31, 2021	August 31, 2020	Percent Change	August 31, 2021	August 31, 2020	Percent Change
Beer
Segment net sales	$1,861.3	$1,635.9	14%	$3,433.3	$3,020.0	14%
Segment gross profit	$984.0	$910.5	8%	$1,877.7	$1,680.2	12%
% Net sales	52.9%	55.7%		54.7%	55.6%
Segment operating income (loss)	$693.0	$695.7	—%	$1,366.1	$1,273.5	7%
% Net sales	37.2%	42.5%		39.8%	42.2%

Wine and Spirits
Wine net sales	$447.2	$544.9	(18%)	$844.9	$1,044.5	(19%)
Spirits net sales	62.6	79.6	(21%)	119.4	159.3	(25%)
Segment net sales	$509.8	$624.5	(18%)	$964.3	$1,203.8	(20%)
Segment gross profit	$230.5	$276.5	(17%)	$438.0	$540.4	(19%)
% Net sales	45.2%	44.3%		45.4%	44.9%
Segment operating income (loss)	$100.2	$161.5	(38%)	$204.4	$325.5	(37%)
% Net sales	19.7%	25.9%		21.2%	27.0%
Segment income (loss) from unconsolidated investments	$(1.1)	$(2.4)	54%	$0.2	$1.1	(82%)

Corporate Operations and Other
Segment operating income (loss)	$(62.9)	$(59.4)	(6%)	$(117.4)	$(109.9)	(7%)
Segment income (loss) from unconsolidated investments	$(0.2)	$0.3	NM	$(0.8)	$0.5	NM

Canopy equity earnings (losses) (1)	$(29.9)	$(34.1)	12%	$(74.2)	$(65.8)	(13%)

Consolidated operating income (loss)	$739.2	$838.7	(12%)	$814.3	$1,448.7	(44%)
Comparable Adjustments	(8.9)	(40.9)	78%	638.8	40.4	NM
Comparable operating income (loss)	$730.3	$797.8	(8%)	$1,453.1	$1,489.1	(2%)

Consolidated income (loss) from unconsolidated investments	$(470.8)	$(80.7)	NM	$(1,370.0)	$(651.9)	(110%)
Comparable Adjustments	439.6	44.5	NM	1,295.2	587.7	120%
Comparable income (loss) from unconsolidated investments	$(31.2)	$(36.2)	14%	$(74.8)	$(64.2)	(17%)

Consolidated EBIT	$699.1	$761.6	(8%)	$1,378.3	$1,424.9	(3%)

(1)
We recognize our equity in earnings (losses) for Canopy on a two-month lag. The summarized financial information below represents 100% of Canopy’s reported results, prepared in accordance with generally accepted accounting principles in the U.S. (“GAAP”), and converted from Canadian dollars to U.S. dollars using the applicable weighted average exchange rates.

		Three Months Ended			Six Months Ended
		August 31, 2021	August 31, 2020	Percent Change	August 31, 2021	August 31, 2020	Percent Change
	Net sales	$110.8	$79.7	39%	$228.1	$160.0	43%
	Gross profit (loss)	$22.2	$4.7	NM	$29.9	$(52.6)	NM
	% Net sales	20.0%	5.9%		13.1%	(32.9)%
	Operating income (loss)	$(152.8)	$(124.4)	(23%)	$(337.0)	$(857.6)	61%
	% Net sales	NM	NM		NM	NM
NM=Not Meaningful

Constellation Brands, Inc. Q2 FY2022 Earnings Release	#WORTHREACHINGFOR I 12

CONSTELLATION BRANDS, INC. AND SUBSIDIARIES
RECONCILIATIONS OF GAAP TO NON-GAAP FINANCIAL MEASURES
(in millions, except per share data)
(unaudited)

We report our financial results in accordance with GAAP. However, non-GAAP financial measures, as defined in the reconciliation tables below, are provided because we use this information in evaluating the results of our core operations and/or internal goal setting. In addition, we believe this information provides investors valuable insight on underlying business trends and results in order to evaluate year-over-year financial performance. See the tables below for supplemental financial data and corresponding reconciliations of these non-GAAP financial measures to GAAP financial measures for the periods presented. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, our reported results prepared in accordance with GAAP. Please refer to our website at http://www.cbrands.com/investors/reporting for a more detailed description and further discussion of these non-GAAP financial measures.

	Three Months Ended August 31, 2021			Three Months Ended August 31, 2020			Percent Change - Reported Basis (GAAP)	Percent Change - Comparable Basis (Non-GAAP)
	Reported Basis (GAAP)	Comparable Adjustments	Comparable Basis (Non-GAAP)	Reported Basis (GAAP)	Comparable Adjustments	Comparable Basis (Non-GAAP)
Net sales	$2,371.1		$2,371.1	$2,260.4		$2,260.4	5%	5%
Cost of product sold	(1,141.4)	$(15.2)		(1,044.6)	$(28.8)
Gross profit	1,229.7	(15.2)	$1,214.5	1,215.8	(28.8)	$1,187.0	1%	2%
Selling, general, and administrative expenses	(490.5)	6.3		(399.1)	9.9
Impairment of assets held for sale	—			22.0	(22.0)
Operating income (loss)	739.2	(8.9)	$730.3	838.7	(40.9)	$797.8	(12%)	(8%)
Income (loss) from unconsolidated investments	(470.8)	439.6		(80.7)	44.5
EBIT			$699.1			$761.6	NA	(8%)
Interest expense	(95.8)			(100.2)
Loss on extinguishment of debt	(29.4)	29.4		(0.6)	0.6
Income (loss) before income taxes	143.2	460.1	$603.3	657.2	4.2	$661.4	(78%)	(9%)
(Provision for) benefit from income taxes (1)	(131.3)	(2.7)		(135.4)	23.0
Net income (loss)	11.9	457.4		521.8	27.2
Net income (loss) attributable to noncontrolling interests	(10.4)			(9.7)
Net income (loss) attributable to CBI	$1.5	$457.4	$458.9	$512.1	$27.2	$539.3	(100%)	(15%)

EPS (2)	$0.01	$2.38	$2.38	$2.62	$0.14	$2.76	(100%)	(14%)

Weighted average common shares outstanding – diluted	192.530		192.530	195.142		195.142

Gross margin	51.9%		51.2%	53.8%		52.5%
Operating margin	31.2%		30.8%	37.1%		35.3%
Effective tax rate	91.7%		22.2%	20.6%		17.0%

Constellation Brands, Inc. Q2 FY 2022 Earnings Release	#WORTHREACHINGFOR I 13

	Three Months Ended August 31, 2021				Three Months Ended August 31, 2020
Comparable Adjustments	Acquisitions, Divestitures, and Related Costs (3)	Restructuring and Other Strategic Business Development Costs (4)	Other (5)	Total	Acquisitions, Divestitures, and Related Costs (3)	Restructuring and Other Strategic Business Development Costs (4)	Other (5)	Total
Cost of product sold	$0.1	$—	$15.1	$15.2	$(0.1)	$(0.8)	$29.7	$28.8
Selling, general, and administrative expenses	$(5.6)	$0.8	$(1.5)	$(6.3)	$(6.0)	$(5.8)	$1.9	$(9.9)
Impairment of assets held for sale	$—	$—	$—	$—	$—	$22.0	$—	$22.0
Operating income (loss)	$(5.5)	$0.8	$13.6	$8.9	$(6.1)	$15.4	$31.6	$40.9
Income (loss) from unconsolidated investments	$(1.7)	$(45.4)	$(392.5)	$(439.6)	$(0.4)	$(3.4)	$(40.7)	$(44.5)
Loss on extinguishment of debt	$—	$—	$(29.4)	$(29.4)	$—	$—	$(0.6)	$(0.6)
(Provision for) benefit from income taxes (1)	$4.5	$1.6	$(3.4)	$2.7	$0.5	$(8.7)	$(14.8)	$(23.0)
Net income (loss) attributable to CBI	$(2.7)	$(43.0)	$(411.7)	$(457.4)	$(6.0)	$3.3	$(24.5)	$(27.2)

EPS (2)	$(0.01)	$(0.22)	$(2.14)	$(2.38)	$(0.03)	$0.02	$(0.13)	$(0.14)
(1)    The effective tax rate applied to each Comparable Adjustment amount is generally based upon the jurisdiction in which the Comparable Adjustment was recognized. For the three months and six months ended August 31, 2021, the (provision for) benefit from income taxes includes a net income tax benefit recognized as a result of adjustments to valuation allowances. For the six months ended August 31, 2021, the (provision for) benefit from income taxes also includes a net income tax provision recognized as a result of a legislative update in Switzerland. For the three months and six months ended August 31, 2020, the (provision for) benefit from income taxes includes the recognition of a net income tax provision primarily related to unrealized net loss from the mark to fair value of our investment in Canopy Growth Corporation ("Canopy"). For the six months ended August 31, 2020, the (provision for) benefit from income taxes also includes (i) a net income tax provision recognized as a result of adjustments to valuation allowances and (ii) a net income tax provision related to legislative and governmental initiatives under the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”).
(2)    May not sum due to rounding as each item is computed independently. For the six months ended August 31, 2021, the comparable adjustments and comparable basis diluted net income per share are calculated on a fully dilutive basis. (6)
(3)    For the three months ended August 31, 2021, acquisitions, divestitures, and related costs primarily consist of transition services agreements activity related to the Wine and Spirits Divestitures, partially offset by the net income tax benefit recognized for adjustments to valuation allowances. For the three months ended August 31, 2020, acquisitions, divestitures, and related costs primarily consist of a loss in connection with working capital adjustments on the sale of the Black Velvet Canadian Whisky business and transaction costs associated with the then-pending sale of a portion of the wine and spirits business.
(4)    For the three months ended August 31, 2021, restructuring and other strategic business development costs primarily consist of equity losses from Canopy largely related to costs designed to improve their organizational focus, streamline operations, and align product capability with projected demand. For the three months ended August 31, 2020, restructuring and other strategic business development costs consist primarily of a reduction to the previously recognized impairment of long-lived assets held for sale, partially offset by costs to optimize our portfolio, gain efficiencies, and reduce our cost structure within the wine and spirits segment.
(5)    For the three months ended August 31, 2021, other consists primarily of (i) an unrealized net loss from the mark to fair value of our investment in Canopy and (ii) a loss on extinguishment of debt, partially offset by (i) a net gain associated with Canopy equity earnings (losses) and (ii) a net gain from the mark to fair value of undesignated commodity derivative contracts. For the three months ended August 31, 2020, other consists primarily of an unrealized net loss from the mark to fair value of our investment in Canopy and costs associated with Canopy equity earnings (losses), partially offset by a net gain from the mark to fair value of undesignated commodity derivative contracts.

Constellation Brands, Inc. Q2 FY 2022 Earnings Release	#WORTHREACHINGFOR I 14

CONSTELLATION BRANDS, INC. AND SUBSIDIARIES
RECONCILIATIONS OF GAAP TO NON-GAAP FINANCIAL MEASURES (continued)
(in millions except per share data)
(unaudited)

	Six Months Ended August 31, 2021			Six Months Ended August 31, 2020			Percent Change - Reported Basis (GAAP)	Percent Change - Comparable Basis (Non-GAAP)
	Reported Basis (GAAP)	Comparable Adjustments	Comparable Basis (Non-GAAP)	Reported Basis (GAAP)	Comparable Adjustments	Comparable Basis (Non-GAAP)
Net sales	$4,397.6		$4,397.6	$4,223.8		$4,223.8	4%	4%
Cost of product sold	(2,048.6)	$(33.3)		(2,019.7)	$16.5
Gross profit	2,349.0	(33.3)	$2,315.7	2,204.1	16.5	$2,220.6	7%	4%
Selling, general, and administrative expenses	(868.8)	6.2		(752.4)	20.9
Impairment of brewery construction in progress	(665.9)	665.9		—
Impairment of assets held for sale	—			(3.0)	3.0
Operating income (loss)	814.3	638.8	$1,453.1	1,448.7	40.4	$1,489.1	(44%)	(2%)
Income (loss) from unconsolidated investments	(1,370.0)	1,295.2		(651.9)	587.7
EBIT			$1,378.3			$1,424.9	NA	(3%)
Interest expense	(182.5)			(200.2)
Loss on extinguishment of debt	(29.4)	29.4		(7.6)	7.6
Income (loss) before income taxes	(767.6)	1,963.4	$1,195.8	589.0	635.7	$1,224.7	NM	(2%)
(Provision for) benefit from income taxes (1)	(117.8)	(140.8)		(239.8)	17.1
Net income (loss)	(885.4)	1,822.6		349.2	652.8
Net income (loss) attributable to noncontrolling interests	(21.2)			(15.0)
Net income (loss) attributable to CBI	$(906.6)	$1,822.6	$916.0	$334.2	$652.8	$987.0	NM	(7%)

EPS (2)	$(4.77)	$9.39	$4.72	$1.71	$3.35	$5.06	NM	(7%)

Weighted average common shares outstanding – diluted (6)	169.025	25.170	194.195	194.962		194.962

Gross margin	53.4%		52.7%	52.2%		52.6%
Operating margin	18.5%		33.0%	34.3%		35.3%
Effective tax rate	(15.3)%		21.6%	40.7%		18.2%

Constellation Brands, Inc. Q2 FY 2022 Earnings Release	#WORTHREACHINGFOR I 15

	Six Months Ended August 31, 2021				Six Months Ended August 31, 2020
Comparable Adjustments	Acquisitions, Divestitures, and Related Costs (7)	Restructuring and Other Strategic Business Development Costs (8)	Other (9)	Total	Acquisitions, Divestitures, and Related Costs (7)	Restructuring and Other Strategic Business Development Costs (8)	Other (9)	Total
Cost of product sold	$0.1	$(2.6)	$35.8	$33.3	$(0.1)	$(25.1)	$8.7	$(16.5)
Selling, general, and administrative expenses	$(4.6)	$(0.1)	$(1.5)	$(6.2)	$(7.4)	$(8.9)	$(4.6)	$(20.9)
Impairment of brewery construction in progress	$—	$—	$(665.9)	$(665.9)	$—	$—	$—	$—
Impairment of assets held for sale	$—	$—	$—	$—	$—	$(3.0)	$—	$(3.0)
Operating income (loss)	$(4.5)	$(2.7)	$(631.6)	$(638.8)	$(7.5)	$(37.0)	$4.1	$(40.4)
Income (loss) from unconsolidated investments	$(3.3)	$(70.0)	$(1,221.9)	$(1,295.2)	$(0.9)	$(238.8)	$(348.0)	$(587.7)
Loss on extinguishment of debt	$—	$—	$(29.4)	$(29.4)	$—	$—	$(7.6)	$(7.6)
(Provision for) benefit from income taxes (1)	$4.3	$3.4	$133.1	$140.8	$(23.1)	$13.2	$(7.2)	$(17.1)
Net income (loss) attributable to CBI	$(3.5)	$(69.3)	$(1,749.8)	$(1,822.6)	$(31.5)	$(262.6)	$(358.7)	$(652.8)

EPS (2)	$(0.02)	$(0.36)	$(9.01)	$(9.39)	$(0.16)	$(1.35)	$(1.84)	$(3.35)
(6)    For the six months ended August 31, 2021, we have excluded the following weighted average common shares outstanding from the calculation of diluted net income (loss) per common share, as the effect of including these would have been anti-dilutive, in millions:

Class B Convertible Common Stock	23.234
Stock-based awards, primarily stock options	1.936
(7)    For the six months ended August 31, 2021, acquisitions, divestitures, and related costs primarily consist of transition services agreements activity related to the Wine and Spirits Divestitures, partially offset by the net income tax benefit recognized for adjustments to valuation allowances. For the six months ended August 31, 2020, acquisitions, divestitures, and related costs consist primarily of (i) a net income tax provision recognized for the adjustments to valuation allowances, (ii) a net loss on foreign currency contracts, (iii) a loss in connection with working capital adjustments on the sale of the Black Velvet Canadian Whisky business, and (iv) transaction costs associated with the then-pending sale of a portion of the wine and spirits business, partially offset by a net gain recognized in connection with a vineyard sale.
(8)    For the six months ended August 31, 2021, and August 31, 2020, restructuring and other strategic business development costs consist primarily of equity losses from Canopy related to costs designed to improve their organizational focus, streamline operations, and align product capability with projected demand. The six months ended August 31, 2020, also included costs to optimize our portfolio, gain efficiencies, reduce our cost structure, and impairments of long-lived assets held for sale within the wine and spirits segment.
(9)    For the six months ended August 31, 2021, other consists primarily of (i) an unrealized net loss from the mark to fair value of our investment in Canopy, (ii) an impairment of long-lived assets in connection with certain assets at the Mexicali Brewery, (iii) a loss on extinguishment of debt, and (iv) a net income tax provision recognized as a result of a legislative update in Switzerland, partially offset by (i) a net gain associated with Canopy equity earnings (losses), and (ii) a net gain from the mark to fair value of undesignated commodity derivative contracts. For the six months ended August 31, 2020, other consists primarily of (i) an unrealized net loss from the mark to fair value of our investment in Canopy, (ii) costs associated with Canopy equity earnings (losses), (iii) a net income tax provision related to the CARES Act, and (iv) incremental costs incurred related to the COVID-19 pandemic, partially offset by a net gain from the mark to fair value of undesignated commodity derivative contracts.

Constellation Brands, Inc. Q2 FY 2022 Earnings Release	#WORTHREACHINGFOR I 16

CONSTELLATION BRANDS, INC. AND SUBSIDIARIES
RECONCILIATIONS OF GAAP TO NON-GAAP FINANCIAL MEASURES (continued)
(in millions, except per share data)
(unaudited)

Canopy Equity Earnings (Losses) and Related Activities (“Canopy EIE”)
Canopy EIE non-GAAP financial measures are provided because management uses this information to monitor our investment in Canopy. In addition, we believe this information provides investors valuable insight on underlying business trends and results in order to evaluate year-over-year financial performance.

	Three Months Ended		Six Months Ended
	August 31, 2021	August 31, 2020	August 31, 2021	August 31, 2020
Equity earnings (losses) and related activities - reported basis, Canopy EIE (GAAP) (1)	$120.5	$(31.0)	$(35.3)	$(408.6)
Comparable Adjustments (2)(3)	(150.4)	(3.1)	(38.9)	342.8
Equity earnings (losses) and related activities - comparable basis, Canopy EIE (Non-GAAP)	(29.9)	(34.1)	(74.2)	(65.8)
(Provision for) benefit from income taxes (3)	4.0	5.3	13.6	9.9
Net income (loss) attributable to CBI - comparable basis, Canopy EIE (Non-GAAP)	$(25.9)	$(28.8)	$(60.6)	$(55.9)

	Three Months Ended		Six Months Ended
	August 31, 2021	August 31, 2020	August 31, 2021	August 31, 2020
EPS - reported basis, Canopy EIE (GAAP)	$0.62	$(0.13)	$(0.07)	$(2.06)
Comparable Adjustments - Canopy EIE (Non-GAAP)	(0.76)	(0.02)	(0.25)	1.72
EPS - comparable basis, Canopy EIE (Non-GAAP) (4)	$(0.13)	$(0.15)	$(0.31)	$(0.29)

	Three Months Ended
	August 31, 2021			August 31, 2020
	Income (loss) before income taxes	(Provision for) benefit from income taxes (3)	Effective tax rate (5)	Income (loss) before income taxes	(Provision for) benefit from income taxes (3)	Effective tax rate (5)
Reported basis (GAAP)	$143.2	$(131.3)	91.7%	657.2	(135.4)	20.6%
Comparable Adjustments - (Non-GAAP)	460.1	(2.7)		4.2	23.0
Comparable basis (Non-GAAP)	603.3	(134.0)	22.2%	$661.4	$(112.4)	17.0%
Comparable basis, Canopy EIE (Non-GAAP)	(29.9)	4.0		(34.1)	5.3
Comparable basis, excluding Canopy EIE (Non-GAAP)	$633.2	$(138.0)	21.8%	$695.5	$(117.7)	16.9%

	Three Months Ended		Six Months Ended
	August 31, 2021	August 31, 2020	August 31, 2021	August 31, 2020
EPS - comparable basis (Non-GAAP) (6)	$2.38	$2.76	$4.72	$5.06
Comparable basis, Canopy EIE (Non-GAAP)	0.13	0.15	0.31	0.29
EPS - comparable basis, excluding Canopy EIE (Non-GAAP) (4)	$2.52	$2.91	$5.03	$5.35

(1)	Equity earnings (losses) and related activities are included in income (loss) from unconsolidated investments.
(2)	Comparable Adjustments, Canopy EIE include: restructuring and other strategic business development costs, unrealized net (gain) loss from the mark to fair value of securities measured at fair value and related activities, share-based compensation expense related to acquisition milestones, acquisition costs, loss on dilution due to Canopy’s issuance of additional stock, and other (gains) losses.

Constellation Brands, Inc. Q2 FY2022 Earnings Release	#WORTHREACHINGFOR I 17

(3)	The Comparable Adjustment effective tax rate applied to each Comparable Adjustment amount is generally based upon the jurisdiction in which the adjustment was recognized. The benefit from income taxes effective tax rate applied to our Canopy equity earnings (losses) and related activities is generally based on the tax rates of the legal entities that hold our investment.
(4)
May not sum due to rounding as each item is computed independently. For the six months ended August 31, 2021, the comparable adjustments and comparable basis diluted net income per share are calculated on a fully dilutive basis.

(5)	Effective tax rate is not considered a GAAP financial measure, for purposes of this reconciliation, we derived the reported GAAP measure based on GAAP results, which serves as the basis for the reconciliation to the comparable non-GAAP financial measure.
(6)	See reconciliation of the applicable non-GAAP financial measures on pages 13 and 15.

EPS Guidance	Range for the Year Ending February 28, 2022
Forecasted EPS - reported basis (GAAP)	$0.30	$0.60
Acquisitions, divestitures, and related costs (1)	0.06	0.06
Restructuring and other strategic business development costs (2)	0.36	0.36
Other (3)	9.12	9.12
Comparable basis, Canopy EIE (Non-GAAP)	0.31	0.31
Forecasted EPS - comparable basis, excluding Canopy EIE (Non-GAAP) (4)	$10.15	$10.45

Actual for the Year Ended February 28, 2021
EPS - reported basis (GAAP)	$10.23
Acquisitions, divestitures, and related costs (1)	0.12
Restructuring and other strategic business development costs (2)	1.73
Other (3)	(2.11)
EPS - comparable basis (Non-GAAP) (4)	9.97
Comparable basis, Canopy EIE (Non-GAAP)	0.48
EPS - comparable basis, excluding Canopy EIE (Non-GAAP) (4)	$10.44

(1)	Acquisitions, divestitures, and related costs include: (4)	Estimated for the Year Ending February 28, 2022	Actual for the Year Ended February 28, 2021
	Transition services agreements activity	$0.06	$—
	Net income tax provision recognized for the reversal of valuation allowances	$(0.02)	$0.14
	Net (gain) loss on sale of business	$(0.01)	$(0.06)
	Net (gain) loss on sale of vineyard	$—	$(0.03)
	Net (gain) loss on foreign currency derivative contracts	$—	$0.03
	Transaction, integration, and other acquisition-related costs in connection with:
	Investment in Canopy	$0.02	$0.01
	Wine and Spirits Divestitures	$—	$0.02
	Copper & Kings acquisition	$—	$0.01

(2)
For the year ending February 28, 2022, and year ended February 28, 2021, restructuring and other strategic business development costs primarily consist of equity losses from Canopy largely related to costs designed to improve their organizational focus, streamline operations, and align product capability with projected demand. For the year ended February 28, 2021, restructuring and other strategic business development costs also included impairments of long-lived assets held for sale and costs to optimize our portfolio, gain efficiencies, and reduce our cost structure primarily within the wine and spirits segment.

Constellation Brands, Inc. Q2 FY2022 Earnings Release	#WORTHREACHINGFOR I 18

(3)	Other includes: (4)	Estimated for the Year Ending February 28, 2022	Actual for the Year Ended February 28, 2021
	Unrealized net (gain) loss from mark to fair value of our investment in Canopy	$6.61	$(3.03)
	Impairment of brewery construction in progress	$3.09	$—
	Loss on extinguishment of debt	$0.11	$0.05
	Net income tax provision recognized as a result of a legislative update in Switzerland	$0.06	$—
	Unconsolidated investments, other	$(0.37)	$0.03
	Canopy equity (earnings) losses and related activities comparable adjustments	$(0.25)	$0.63
	Net (gain) loss from mark to fair value of undesignated commodity derivative contracts	$(0.14)	$(0.22)
	(Gain) loss on change in estimated fair value of a contingent liability associated with prior period acquisitions	$—	$(0.04)
	Loss on (recovery of) write-down of certain inventory as a result of smoke damage sustained during wildfires	$—	$0.28
	Net income tax provision recognized in connection with the CARES Act	$—	$0.06
	Net income tax provision recognized in connection with the mark to fair value of our investment in Canopy	$—	$0.04
	COVID-19 incremental costs	$—	$0.04
	Impairments of certain long-lived assets	$—	$0.04
	Loss on contract termination	$—	$0.02
(4)	May not sum due to rounding as each item is computed independently. The comparable adjustments and comparable basis diluted net income per share are calculated on a fully dilutive basis.

Free Cash Flow Guidance
Free cash flow, as defined in the reconciliation below, is considered a liquidity measure and is considered to provide useful information to investors about the amount of cash generated, which can then be used, after required debt service and dividend payments, for other general corporate purposes. A limitation of free cash flow is that it does not represent the total increase or decrease in the cash balance for the period. Free cash flow should be considered in addition to, not as a substitute for, or superior to, cash flow from operating activities prepared in accordance with GAAP.

	Range for the Year Ending February 28, 2022
Net cash provided by operating activities (GAAP)	$2,400.0	$2,600.0
Purchases of property, plant, and equipment	(1,000.0)	(1,100.0)
Free cash flow (Non-GAAP)	$1,400.0	$1,500.0

	Six Months Ended
	August 31, 2021	August 31, 2020
Net cash provided by operating activities (GAAP)	$1,525.9	$1,444.9
Purchases of property, plant, and equipment	(353.4)	(277.8)
Free cash flow (Non-GAAP)	$1,172.5	$1,167.1

Constellation Brands, Inc. Q2 FY2022 Earnings Release	#WORTHREACHINGFOR I 19